FOR IMMEDIATE RELEASE

TCW Strategic Income Fund Announces Preliminary Results of Transferable Rights Offering

LOS ANGELES – March 19, 2026– TCW Strategic Income Fund, Inc. (NYSE: TSI) (the “Fund”) today announced the preliminary results of its transferable rights offering (the “Offer”) to the Fund’s common stockholders (“Common Stockholders”), which commenced on February 19, 2026, and expired on March 18, 2026 (the “Expiration Date”).

The Offer is expected to result in the issuance of 15,928,480 shares of the Fund’s common stock, par value $0.01 per share (“Common Stock”) (including notices of guaranteed delivery), resulting in anticipated gross proceeds to the Fund of approximately $71 million. The Fund will pay the expenses associated with the Offer, which will be borne indirectly by the Fund’s Common Stockholders. The Fund intends to invest the net proceeds of the Offer and the associated increase in borrowings in accordance with its investment objective and policies.

The subscription price of $4.47 per share of Common Stock was determined based upon 88% of the Fund’s net asset value (“NAV”) per share of Common Stock at the close of trading on the NYSE on the Expiration Date. The Offer was oversubscribed. Shares of Common Stock will be issued promptly after receipt of all Common Stockholder payments and completion of the pro-rata allocation of shares of Common Stock in respect of the over-subscription privilege.

The information in this press release is not complete and is subject to change. This document is not an offer to sell any securities and is not soliciting an offer to buy any securities in any jurisdiction where the offer or sale is not permitted. This document is not an offering, which can only be made by a prospectus supplement and accompanying prospectus. Investors should consider the Fund’s investment objective, risks, charges, and expenses carefully before investing. There is no assurance that the Fund will achieve its investment objective. Such information, including other information about the Fund, can be found on file with the Securities and Exchange Commission and should be read carefully before investing.

About TCW Strategic Income Fund, Inc.

TCW Strategic Income Fund, Inc. is a diversified, closed-end management investment company. The Fund’s investment objective is to seek a total return comprised of current income and capital appreciation. The Fund seeks to achieve its objective by investing in a diversified portfolio of fixed income and equity investments, including opportunities in private credit and asset-backed financings.

About The TCW Group

TCW is a leading global asset management firm with a broad range of products across fixed income, alternative investments, equities, and emerging markets with over half a century of investment experience. Through its TCW MetWest Funds, TCW Funds and ETFs, TCW manages one of the largest fund complexes in the U.S. TCW’s clients include many of the world’s largest corporate and public pension plans, financial institutions, endowments and foundations, as well as financial advisors and high net worth individuals. For more information, please visit www.tcw.com.

Investor Contact:

Tel: 800-386-3829

TCW Media Contact:

Monique Le

Global Head of Marketing

Tel: +1 212-771-4260

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares of Common Stock may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the NAV of such fund’s portfolio. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

The Fund will pay the expenses associated with the Offer which will be borne indirectly by the Fund’s stockholders.

Forward Looking Statements

Various matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected or contemplated by these forward-looking statements due to a number of factors, including general economic conditions, overall availability of certain types of securities for investment by the Fund, the level of volatility in the securities markets and in the share price of the Fund, and other risk factors outlined in the Fund’s SEC Filings.